Exhibit 99.1

NextTrip Reports Fiscal Second Quarter 2027 Results and Completes Key Platform Integration Initiatives

Six-Month Revenue More Than Doubles to Approximately $2.0 Million; JOURNY TV Audience Engagement and Advertising Gains Support Second-Half Commercialization Strategy

Sunrise, FL – October 15, 2026 – NextTrip, Inc. (NASDAQ: NTRP) (“NextTrip,” the “Company,” “we,” “our,” or “us”), a technology-forward travel and media company defining the intersection of media, travel, and the creator economy, today announced preliminary financial results and provided a business update for its fiscal second quarter and six months ended August 31, 2026.

Second Quarter and Subsequent Operating Highlights

●	Six-month revenue increased approximately 122% to approximately $2.0 million, compared with approximately $0.9 million in the prior-year period.
●	Deferred revenue totaled approximately $1.2 million at quarter-end, supported in part by continued cruise-booking activity.
●	Completed the consolidation of JOURNY TV and GoUSA TV into a unified brand, operating platform and technology stack, with related integration initiatives substantially completed after quarter-end.
●	Advanced NextTrip Pro toward its initial commercial rollout following product enhancements designed to strengthen the travel agency and advisor offering.
●	Reported more than 307 million JOURNY TV viewing minutes for January–August 2026 and significant Samsung U.S. programmatic advertising gains following the July advertising operations transition, providing an initial operating baseline for the consolidated media platform.

Preliminary Financial Results

Revenue context

Second-quarter revenue was $546,687, a decrease of approximately 28% from $757,648 in the prior-year quarter. For the six-month period, revenue increased approximately 122% to $1,998,422 from $896,475 in the comparable prior-year period. Deferred revenue was approximately $1.2 million at quarter-end, supported in part by continued growth in cruise bookings. Deferred revenue is generally recognized when the related travel or service is fulfilled and is not necessarily indicative of revenue to be recognized in any particular future period.

Management commentary

“Second-quarter revenue was below our expectations as we made a conscious decision to take the time needed to build a stronger foundation for future growth, prioritizing enhancements to NextTrip Pro and the consolidation of JOURNY TV and GoUSA TV over maximizing near-term revenue from our existing offerings,” said Bill Kerby, Chief Executive Officer of NextTrip. “We believe this work positions the business for more sustainable growth as we move into broader commercialization.

“The NextTrip Pro enhancements are designed to serve host agencies, individual advisors and travel influencers, while the JOURNY TV integration brought branding, programming, content licensing, technology and advertising operations onto a unified platform. These initiatives were substantially completed after quarter-end. JOURNY TV’s recently reported viewing metrics and Samsung U.S. advertising improvements give us a clearer baseline for execution and commercialization. Our focus during the second half is on advisor adoption, advertising and sponsorship sales, broader JOURNYGO deployment and our initial YADA and NextTrip LIVE initiatives, including the first music concert in November. We believe these capabilities strengthen our ability to connect entertainment and travel inspiration with planning, booking and fulfillment.”

Second-Quarter Operating Priorities

During the second quarter, the Company concentrated personnel and capital on two initiatives intended to strengthen the commercial foundation of its travel advisor and media businesses:

NextTrip Pro commercial readiness. The Company made additional modifications to its B2B travel advisor offering to strengthen the initial commercial product before launch. NextTrip Pro brings together NextTrip Connect, NextTrip Groups and NextTrip Ownership Rewards through a single-sign-on platform designed to support customer acquisition, relationship management, group operations, attribution and travel booking. NextTrip expects to begin initial commercial rollout and advisor onboarding activities during the third quarter.

JOURNY TV consolidation and monetization infrastructure. The Company completed the rebranding and consolidation of GoUSA TV into JOURNY TV, bringing the channels onto a single brand, operating platform and technology stack. The work included the platform technology transition, deployment of advertising operations capabilities and expansion across existing and new distribution platforms. Related integration initiatives were substantially completed after quarter-end. The unified platform supports advertising and sponsorship commercialization, with initial Samsung U.S. programmatic advertising improvements providing a measurable example of the progress made.

JOURNY TV Advertising and Platform Expansion. As previously reported in its initial JOURNY TV metrics release, the Company generated more than 307 million viewing minutes from January through August 2026, averaging approximately 38 million minutes per month, with reported on-screen viewing time exceeding 30 minutes. JOURNY TV’s distribution spans more than a dozen major platforms in approximately 100 countries, with estimated potential global reach exceeding 250 million viewers. Potential distribution reach is distinct from measured viewers or viewing minutes. Recent expansions include YouTube, international LG Channels distribution and JOURNY Español across Spanish-language markets; the January–August viewing results exclude YouTube’s contribution. These metrics provide a baseline for audience engagement and commercialization rather than a measure of second-quarter financial performance.

These capabilities support content ingest and quality control, programming and scheduling, playout workflows, FAST and connected-TV distribution, channel monitoring, advertising technology integration and inventory monetization. The expanded infrastructure also provides reporting across key audience and advertising metrics, including minutes watched, platform and geographic performance, advertising impressions, fill rates, revenue generated per thousand impressions and overall advertising revenue.

Following the July 2026 transition to a new advertising operations partner, average monthly Samsung U.S. programmatic advertising revenue increased approximately 668% in the post-transition reporting period available to date compared with the January–June 2026 monthly average, while average cost per thousand advertising impressions (CPM) increased nearly sixfold. These improvements and continued growth in available inventory support projected calendar-year 2026 Samsung U.S. programmatic advertising revenue nearly doubling versus calendar-year 2025. These figures relate exclusively to Samsung U.S. programmatic advertising and do not represent total JOURNY TV or NextTrip consolidated revenue. The full-year figure is a projection covering January–December, separate from the Company’s fiscal-year reporting.

The August 2026 Elemental TV JOURNY Audience Extension Model estimates that approximately 56% of viewers are age 45 or older and approximately 36% are in households earning $200,000 or more, compared with 23% in the modeled blended distribution footprint. These modeled estimates combine measured delivery data with platform-published audience composition and are an audience-planning reference, not a direct census of viewers across JOURNY TV’s global distribution. Together with sustained viewing engagement, they provide context for advertiser, sponsor and travel-partner discussions.

Content to Commerce and Growth Initiatives

JOURNYGO. The Company completed the beta phase of JOURNYGO, its content-to-commerce engagement tool designed to connect on-screen travel inspiration with AI-assisted discovery, planning and bookable travel options. Based on initial beta engagement, NextTrip plans broader deployments across additional shows and distribution platforms during the third quarter, creating additional opportunities to measure how viewers move from content engagement toward travel consideration and booking.

Advertising and sponsorship pipeline. Separate from programmatic advertising, NextTrip’s direct sales organization has built a pipeline of more than $5 million in potential new media advertising, sponsorship and strategic partnership opportunities over the four months covered by the previously announced JOURNY TV metrics update. These opportunities are under discussion and are not contracted commitments or guaranteed revenue. With expanded advertising operations and performance reporting supporting JOURNY TV, the Company is working to convert commercial interest into direct campaigns, sponsorships and branded-content relationships across its media and travel ecosystem.

YADA and NextTrip LIVE. NextTrip expects its controlling interest in YADA Commerce and the launch of the first YADA and NextTrip LIVE event and concert initiatives to begin contributing during the third quarter. The Company also expects these initiatives to create opportunities across creator commerce, sponsorship, event revenue and travel bookings. NextTrip Groups is intended to support reservations, attendee travel and event logistics, providing infrastructure that can be used across future events and entertainment categories.

Cruise. Cruise bookings continued to grow during the quarter and contributed to the Company’s deferred-revenue balance. The Company’s cruise platform provides access to more than 10,000 sailings across over 35 cruise lines, expanding the range of higher-value travel products available through the NextTrip ecosystem. Revenue from cruise bookings is generally recognized in connection with fulfillment of the related travel.

Multiple Commercialization Channels

The Company’s second-half commercialization strategy spans complementary revenue channels. JOURNY TV is designed to generate advertising, sponsorship and branded-content revenue around entertainment and travel-inspirational programming, while JOURNYGO and the Company’s booking infrastructure connect that inspiration with travel discovery, planning and transactions. NextTrip Pro supports travel agency and advisor adoption, customer engagement and booking activity; YADA and NextTrip LIVE create opportunities across creator commerce, sponsorship, event revenue and group travel. Each business serves its own market while contributing capabilities to the broader ecosystem. Management believes these capabilities can increasingly reinforce one another from audience engagement through booking and fulfillment.

Fiscal 2027 Outlook

NextTrip expects operating activity to strengthen and ramp during the second half of fiscal 2027 as the Company transitions from platform integration and product enhancement toward commercialization. The timing and level of contribution from these initiatives will depend on commercial launch schedules, customer and advisor adoption, advertising demand, campaign timing, travel fulfillment and event execution. Management’s current priorities include:

●	Launching the initial commercial offering of NextTrip Pro and beginning advisor onboarding and adoption;
●	Expanding JOURNY TV advertising, sponsorship and programmatic monetization, informed by the initial Samsung U.S. advertising results and enhanced audience and performance reporting;
●	Deploying JOURNYGO across additional programming and distribution platforms;
●	Growing cruise, luxury, group and experiential travel bookings; and
●	Beginning the contribution of YADA Commerce and NextTrip LIVE initiatives, including travel activity supported through NextTrip Groups.

During the balance of fiscal 2027, management expects the most relevant indicators of operating progress to include NextTrip Pro advisor onboarding and booking activity; JOURNY TV audience, advertising-impression and monetization metrics; broader deployment and engagement of JOURNYGO; cruise and group-travel bookings; and initial contributions from YADA Commerce and NextTrip LIVE initiatives.

Additional Financial Information

Complete financial results for the quarter and six months ended August 31, 2026, including operating expenses, net loss, loss per share, cash and liquidity information, will be included in the Company’s Quarterly Report on Form 10-Q to be filed with the U.S. Securities and Exchange Commission. Investors should review the Form 10-Q in its entirety when filed.

About NextTrip

NextTrip, Inc. (NASDAQ: NTRP) is a technology-forward travel and media company defining the intersection of media and travel. NextTrip offers complementary brands that serve consumers and business customers in their respective markets while contributing to a broader content-to-commerce ecosystem.

Its portfolio includes JOURNY TV, TravelMagazine.com, JOURNYGO, YADA’s creator-commerce capabilities, Five Star Alliance, NextTrip Travel and NextTrip Pro’s advisor and group travel services. Together, these businesses combine entertainment, travel inspiration, audiences, booking capabilities and shared technology to engage travelers from discovery through planning, booking and fulfillment.

By connecting its brands, NextTrip seeks to strengthen each line of business, support growth across the ecosystem and create value for consumers, shareholders and travel professionals, while expanding opportunities for destinations, creators, sponsors, advertisers and industry partners.

For more information, visit www.nexttripinc.com and investors.nexttrip.com. Follow us on LinkedIn and on X.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at www.sec.gov . The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

NextTrip, Inc

Richard Marshall

Director of Corporate Development

Email: Richard.Marshall@NextTrip.com

For investor relations inquiries, please contact:

Jérôme Cliche

Oncore Network LLC

Phone: +1-302-488-9830

Email: IR@oncorenetwork.com